MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

MARYLAND MUNICIPAL BOND FUND

SERIES #15

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/20/01	Puerto Rico Public Finance Corp 2001 Series A Bonds 5.50% 08/01/19	$1,000,000.	$356,680,000.	Morgan Stanley
		$	$
		$	$
		$	$
		$	$